Exhibit 5.1
[Opinion of]
CRAVATH, SWAINE & MOORE LLP
[New York Office]
August 3, 2007
First Solar, Inc.
11,097,500 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel for First Solar, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (Registration No. 333-144714) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 9,650,000 shares of common stock, par value $0.001 per share of the Company, covering the offer and sale by the Company of 4,000,000 shares (the “Primary Shares”) and the offer and sale by the selling stockholders (the “Selling Stockholders”) listed on Schedule A-2 to the Underwriting Agreement (as defined below) of 5,650,000 shares (the “Secondary Shares”), and, if exercised, the offer and sale by certain of the Selling Stockholders of 1,447,500 additional shares (the “Additional Shares”) to the underwriters (the “Underwriters”) pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) to be executed by the Company, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as Representatives of the Underwriters, and the Selling Stockholders.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company and (c) certain resolutions adopted by the board of directors of the Company.
     Based on the foregoing, we are of opinion as follows:

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     1. The Primary Shares have been duly and validly authorized and, when issued and delivered by the Company and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
     2. The Secondary Shares, other than the 201,000 shares to be issued by the Company to certain Selling Stockholders upon exercise of options, and the Additional Shares have been duly and validly issued and are fully paid and nonassessable.
     3. The 201,000 shares to be issued by the Company to certain Selling Stockholders upon exercise of options have been duly and validly authorized and, when issued and delivered by the Company to such Selling Stockholders, will be validly issued, fully paid and nonassessable.
     We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

First Solar, Inc.
     4050 East Cotton Center Boulevard
          Building 6, Suite 68
               Phoenix, AZ 85040